FORM OF DEALER AGREEMENT

                     AGREEMENT made the ___ day of ____________,________, by and between Ambac Securities, Inc. (the "Distributor") and ____________________ ("Dealer").

                                    RECITALS

                     WHEREAS, the Distributor serves as the distributor of shares of Alpine Municipal Money Market Fund and Alpine Tax Optimized Income Fund (each a "Fund" and collectively, the "Funds"), each a series of Alpine Income Trust (the "Trust"); and

                     WHEREAS, the Distributor desires to obtain certain services from Dealer which the Distributor believes will be of assistance to the Distributor and its affiliates in connection with promoting and selling shares of the Funds ("Shares") to investors who are customers of Dealer or will be of assistance to the Funds or shareholders of the Funds; and

                     WHEREAS, Dealer is willing to provide such services to the Distributor;

                     NOW, THEREFORE, the parties hereto agree as follows:

                     1. The Distributor hereby retains Dealer to provide the services described below on the terms and for the period set forth in this Agreement, and Dealer hereby agrees to provide such services in accordance with the terms of this Agreement.

                     2. Dealer shall:

                         (a) Maintain regular contact with shareholders owning
Shares in accounts with respect to which Dealer is the selling agent of record (each an "Account" and collectively, the "Accounts") and answer their inquiries concerning the applicable Fund and their Accounts;

                         (b) Distribute to its customers sales materials and
shareholder communications provided by the Trust or the Distributor;

                         (c) Receive and transmit to the Distributor
applications from persons seeking to become shareholders of a Fund;

                         (d) Deliver prospectuses and statements of additional
information in connection with the offering of Shares;

                         (e) Transmit purchase and redemption requests and may
maintain facilities for the automatic "sweep" of customer funds; and

                         (f) Provide such other information and services as the
Distributor may reasonably request.




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                     3. Dealer shall offer and sell Shares only at the regular
offering price currently determined by each Fund in the manner described in the Funds' prospectus, as such prospectus may be amended and supplemented from time to time (the "Prospectus"). The Prospectus and this Agreement set forth the terms applicable to Dealer's activities as a selling agent and all other representations or documents are subordinate thereto and hereto.

                     4. Any order received by the Distributor through Dealer for the purchase of Shares shall be accepted at the time it is received by the Distributor, and shall be effected at the offering price next determined after Dealer's receipt of an order to purchase Shares from Dealer's customer and payment thereof in accordance with such requirements as are set forth in the Prospectus unless the order is rejected by the Distributor. In addition to the right to reject any order, the Distributor may suspend the offering of Shares for sale temporarily or permanently. The Distributor will not accept any order from Dealer which is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedures relating to the handling of orders shall be subject to such instructions as the Distributor may forward to Dealer from time to time. The Shares purchased will be issued by a Fund only against receipt of payment of the purchase price for the Shares, as described in the Prospectus. Dealer agrees that it shall be responsible to the Distributor for any loss, expense, liability or damage, including loss of profit suffered by the Distributor resulting from the delay or failure of Dealer or any of its customers to make payment for Shares.

                     5. Dealer is obliged to date and time stamp all orders received by Dealer and promptly to transmit each day all orders that are to be processed at the offering price determined on such day no later than 4:00 p.m. Eastern time, or before the closing of the U.S. Government securities markets on days when the Public Securities Association recommends an early closing of those markets, so as to enable such orders to be processed on a timely basis in accordance with the Prospectus. Dealer agrees that it shall be responsible to the Distributor for any loss, expense, liability or damage, including loss of profit suffered by the Distributor or the Trust resulting from Dealer's failure to transmit any order to the Distributor on a timely basis. Dealer is not to withhold placing with the Distributor orders received from any customers for the purchase of Shares so as to profit itself as a result of such withholding. Dealer shall not purchase Shares through the Distributor except for the purpose of covering purchase orders already received by Dealer or for its bona fide investment.

                     6. For each Account registered in the name of one of Dealer's customers, Dealer will advise the Distributor promptly of the account number. Dealer agrees that the Distributor will be entitled to rely on the accuracy of such information in updating the Distributor's records for determining the service fees payable to Dealer under the term of this Agreement. Dealer understands and agrees that such payments will be based solely on the Distributor's records.

                     7. The Distributor agrees to pay to Dealer for its services hereunder a fee, which shall be payable monthly and computed at the annual rate of [___]% of the average daily net assets of the Accounts (excluding any Accounts for Dealer's own retirement plans), if any, during such month. Amounts due to Dealer hereunder shall be paid not more than 30 days after the end of the applicable month. For purposes of determining the fees payable hereunder, the value of Shares shall be computed in the manner specified in the Prospectus in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by the Distributor in its sole discretion, at any time upon notice to Dealer.



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                     8. Dealer understands and agrees that its failure to
provide the services required to be provided under this Agreement, or otherwise to comply with the terms of this Agreement, will render Dealer ineligible to receive the fees set forth above.

                     9. Dealer shall not, acting as principal, purchase any Shares from any shareholder of a Fund.

                     10. The Distributor shall furnish to Dealer without charge reasonable quantities of the Prospectus, statements of additional information, and copies of financial reports of the Funds, and sales materials issued by the Distributor. In offering and selling Shares, Dealer is entitled to rely only on the information contained in the Prospectus and statement of additional information and shall make no written or oral statements which vary from or are inconsistent with the terms thereof or which may otherwise be false or misleading. Dealer may not publish any advertisement or distribute sales literature or other written material which makes reference to the Distributor, the Trust, the Funds or the Shares (except material which the Distributor furnishes to Dealer) without the Distributor's prior written approval.

                     11. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in the Prospectus which shall control and override any provision to the contrary in this Agreement.

                     12. Dealer shall make available Shares only through the Distributor. In no transaction (whether of purchase or sale) shall Dealer have any authority to act as agent for, partner of, or participant in a joint venture with the Distributor or with a Fund or any other entity having either a Dealer agreement or other agreement with the Distributor.

                     13. The Distributor acts solely as agent for the Funds. The Distributor is not responsible for the issuance, form, validity, enforceability or value of Shares.

                     14. Dealer represents that it is a [________] duly organized and operating under the laws of [_________]. Dealer also represents that it has the applicable authority under law to perform the services contemplated by this Agreement.

                     15. Dealer warrants and agrees that:

                         (a) it shall perform its duties hereunder in full
compliance with all applicable laws and regulations;

                         (b) it shall not directly or indirectly seek or accept
any compensation, fee or payment of whatever kind from any client or customer on account of any services provided pursuant to this Agreement; and

                         (c) it shall from time to time provide the Distributor
or its designees with such information and reports as it or they may reasonably request to enable the Distributor to monitor and evaluate the services provided by Dealer hereunder.



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                     16. Each party to this Agreement agrees to indemnify,
defend and hold the other party harmless from and against any and all claims, actions, causes of action, damages, costs and expenses (including reasonable attorneys' fees) that it may incur, to the extent that such liability or expense arises out of the acts or omissions of the other party or the other party's failure to comply with its responsibilities and duties under this Agreement. This paragraph shall survive any termination of this Agreement.

                     17. This Agreement shall become effective as of the date set forth above and shall continue in effect until terminated in accordance with the terms hereof. It is terminable, without penalty, at any time by the Distributor or by Dealer, upon the giving of written notice to the other party. This Agreement shall not be assigned by Dealer, except to a successor of Dealer, without the written consent of the Distributor.

                     18. All communications to the Distributor should be sent to:

                     Ambac Securities, Inc.
                     905 Marconi Avenue
                     Ronkonkoma, NY  11779
                     Attn:  Compliance Department

                     With a copy to:

                     Kenneth S. Gerstein
                     Schulte Roth & Zabel LLP
                     919 Third Avenue
                     New York, NY  10022

(or to such other address as the Distributor may specify in a notice given to the other party) and shall be deemed given if mailed or delivered to the Distributor. Any notice to Dealer shall be duly given if mailed, telecopied or sent via overnight courier to Dealer at the address or facsimile number specified by Dealer below.

                     19. Dealer may not assign this Agreement without the prior written consent of the Distributor.

                     20. This Agreement (i) shall be deemed amended as provided in any written notice delivered by the Distributor to Dealer, (ii) shall be governed and construed in accordance with the laws of the State of New York and
(iii) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior dated agreements.




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                     21. This Agreement may be executed in one or more
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

                                      AMBAC SECURITIES, INC.


                                      By:
                                         ---------------------------------------
                                      Its:
                                          --------------------------------------

[DEALER]


By:
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Its:
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           Name:
                --------------------------
           Title:
                 -------------------------
           Address:
                   -----------------------

Facsimile:
          --------------------------------
Date:
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